UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

SANFORD EXPLORATION INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52661

(Commission File Number)

N/A

(IRS Employer Identification No.)

228 Bonis Avenue, #PH3

(Address of principal executive offices and Zip Code)

416-717-8889

Registrant's telephone number, including area code

1303-1323 Homer Street, Vancouver, British Columbia, Canada V6B 5T1

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On August 13, 2007 Alpha Pang acquired 1,975,000 common shares in the capital stock of Sanford Exploration, Inc. (the “Company”). The transaction was effected pursuant to a share purchase agreement between Alpha Pang and Fiore Aliperti for the purchase price of US $25,000. Following the acquisition Alpha Pang owns 28.31% of the Company’s issued and outstanding shares of common stock.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 10, 2007, our board of directors appointed Alpha Pang as president, chief financial officer, treasurer and a director. Mr. Pang has been, since 2001, the Managing Director, Far East Market of Harbour Capital Management Group (1999) Ltd., where he reviews business plans for companies which provide goods and services related to the Far East region, particularly companies from China. Mr. Pang also serves as a director for Talware Networx Inc., YSV Ventures Inc., both companies listed on the TSX Venture Exchange and Renforth Resources Inc. a company currently in the process of being listed on the TSX Venture Exchange.

John Poloni and Fiore Aliperti have provided the Company with their respective resignations as directors and as president, chief financial officer, treasurer, secretary, which resignations are to be effective 10 days after the filing of a Schedule 14F-1, which was filed with the SEC on October 1, 2007.

Following the effectiveness of the resignations of Messrs. Aliperti and Poloni, our sole officer and member of the board of directors will consist of Alpha Pang.

Item 9.01	Financial Statements and Exhibits
10.1	Stock Purchase Agreement dated August 13, 2007 (incorporated by reference to Alpha Pang’s Schedule 13D filed with the SEC on October 3, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANFORD EXPLORATION INC.

/s/ Alpha Pang

Alpha Pang, President and Director

October 3rd, 2007